EXHIBIT 5.1

May 9, 2011

China Pharmaceuticals, Inc.
24th Floor, Building A, Zhengxin Mansion
No. 5 of 1st Gaoxin Rd, Hi-Tech Development Zone
Xi’an City, People’s Republic of China

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 which China Pharmaceuticals, Inc. proposes to file with the Securities and Exchange Commission registering 1,140,000 common shares which may be offered by China Pharmaceuticals, Inc. under the 2011 Incentive Stock Plan (the “Shares”), we are of the opinion that all proper corporate proceedings have been taken so that the Shares, upon sale and payment therefor in accordance with the Plan, will be legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP
Sichenzia Ross Friedman Ference LLP